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                                                                    EXHIBIT 12.1
                            SOLA INTERNATIONAL INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)
                                  (Unaudited)

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                                                                             Year Ended March 31,
                                                                     -------------------------------------------
                                                                     2000               1999              1998
                                                                     ----               ----              ----
Fixed charges:
 Interest expense...........................................         $20,282          $18,015           $16,988
 Interest capitalized during period.........................              --              167               666
 Amortization of financing costs............................             478              457               429
 Interest portion of rental expense.........................           2,605            2,391             2,607
                                                                     -------          -------           -------
Total fixed charges.........................................         $23,365          $21,030           $20,690
                                                                     =======          =======           =======

Earnings:
 Income from continuing operations before
   income taxes.............................................         $ 1,065          $20,192           $75,952

Fixed charges per above.....................................          23,365           21,030            20,690
Less interest capitalized during the period.................              --             (167)             (666)
Current period amortization of interest capitalized
   in prior periods.........................................              60               27                --
                                                                     -------          -------           -------

Earnings as adjusted........................................         $24,490          $41,082           $95,976
                                                                     =======          =======           =======

Ratio of earnings to fixed charges..........................            1.05             1.95              4.64
                                                                     =======          =======           =======
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